UNITED STATES

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MASIMO CORPORATION

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On September 3, 2024, Masimo Corporation (“Masimo” or the “Company”) issued a press release announcing that it sent a letter to its stockholders regarding Masimo’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the press release and the letter are set forth below.

Masimo Urges Stockholders to Vote “FOR” Only Masimo’s Director Nominees, Joe Kiani and Christopher Chavez, on the Updated GOLD Proxy Card Today

Shares Details From Recently Unredacted Legal Filings About Quentin Koffey’s Multi-Year Plan to Take Control of Masimo

September 03, 2024 09:00 AM Eastern Daylight Time

IRVINE, Calif.—(BUSINESS WIRE)—Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), a global leader in noninvasive monitoring technologies and audio products, today mailed a letter to stockholders in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 19, 2024, highlighting critical details about Politan and Quentin Koffey’s plan to take control of Masimo and failure to act in the best interests of all Masimo stockholders.

Masimo is urging stockholders to vote “FOR” the Company’s director nominees, Joe Kiani and Christopher Chavez, on the updated GOLD proxy card to protect the Company and the value of their investment. Stockholders of record as of the close of business on August 12, 2024 are entitled to vote at the Annual Meeting.

The full text of the letter follows:

Dear Fellow Masimo Stockholders,

You must be as tired as we are with the back and forth between Masimo and Politan. But the stakes for control and leadership of the company are higher and more critical than ever, since our founding 35 years ago. There is new information we believe is important for you to consider as you vote to determine the future of Masimo.

As the legal proceedings between the parties unfold, we now have clear examples we can share publicly that support what we have been saying – Politan’s Quentin Koffey, from February 2022, has been executing a multi-year plan to take control of Masimo and, in the process, has repeatedly acted against the best interests of Masimo’s stockholders and violated his disclosure obligations, contrary to his duties as a member of the Masimo Board.

While we encourage you to read all of the public filings, we recognize there is a lot of information in the legal filings and affidavits, so we will highlight some of the key facts that we have presented to the court in support of our request that Politan be required to correct its numerous misstatements and omissions. As you review the select examples below, we would like you to ask yourself:

IS QUENTIN KOFFEY the person you want in control of MASIMO and the future of your investment?

●	Beginning in 2022, Politan raised nearly $440 million, specifically targeting Masimo and the acquisition of its stock. Despite Securities and Exchange Commission (SEC) rules requiring disclosure of investors that provide funds to be used for specific stock purchases, Politan has gone to extreme lengths to hide the identity of its investors. It took Masimo initiating litigation against Politan to unearth a Politan investor deck marketing a “Single Investment” in Masimo. This presentation outlined Politan’s plan for a “Clear Path to Board Seats” at Masimo, and was distributed at the same time Politan was raising nearly $440 million of new capital. Then from May to August 2022, Politan acquired nearly 9% of Masimo through swaps and derivatives it did not have to disclose publicly and continued to buy positions in Masimo stock through at least November 2022. During that same period, Politan did not purchase stock or derivatives in any other company. Politan’s failure to disclose its investors in its 13D, when Politan clearly raised capital from them with the specific intent of purchasing Masimo stock, is but the first instance of what appears to be Quentin Koffey and Politan’s willingness to falsely represent their intentions to the market and to skirt SEC regulations to avoid disclosing Politan’s true intentions to both the Company and its stockholders.

Subsequently, the SEC became aware that one of Politan’s own investors issued an article confirming what we have now learned through litigation: Politan raised funds on a deal-by-deal basis, specifically targeting Masimo. Given what we know now, Politan’s response to the SEC’s inquiry seems to have omitted this key information.

SEC Comment Issued on June 7, 2023:

“Your Schedule 13D states that the funds to acquire the Common Stock were “derived from the capital of the Politan Funds.” If any part of the purchase price was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Common Stock, revise the Schedule 13D to provide a description of the transaction(s) and the names of the parties thereto. Refer to Item 3 of Schedule 13D. In this regard, we refer to the article entitled “Partnering With the Next Wave of Activists” (May 17, 2022) available on the LinkedIn page of EnTrust Global Partners LLC. The article refers to the fact that Politan has raised capital on a deal-by-deal basis and refers to the relationship between EnTrust and Politan as one of “investment partners with whom we have recently launched activist campaigns.”

Politan’s Response on July 13, 2023:

“Politan Capital confirms that the funds used to acquire the Common Stock were derived solely from the capital of the Politan Funds. Politan Capital acts as the investment advisor to the Politan Funds and controls the investment activities of the Politan Funds. The Politan Funds’ limited partners include investors such as family offices, funds of funds, pension funds, endowments and sovereign entities. Like other hedge funds, the capital of the Politan Funds is obtained by the Politan Funds from their limited partners. As set forth more fully below in response to comments two and four, the limited partners in the Politan Funds are completely passive investors with no decision-making authority regarding assets owned by the Politan Funds. Politan Capital maintains sole voting and dispositive power over the investments of the Politan Funds, and the Reporting Persons do not coordinate their investment strategy or activities with the limited partners of the Politan Funds.”

So, the question is why? Who are the investors backing Politan’s plan to take control of Masimo that Quentin Koffey believes no one should know about? Could it be a large, well-funded entity whose interests run contrary to those of Masimo stockholders? An entity that hopes to gain access to Masimo’s leading patient monitoring advanced algorithms and sensor technologies IP? The prospect of an anonymous entity using Politan as a tool to take control of Masimo is deeply concerning. Masimo stockholders should demand disclosure of this information so they know exactly who would control their investment if Politan’s proxy contest succeeds.

●	Shortly after winning two seats on the Masimo Board, Politan and Quentin Koffey hired a firm to identify former Masimo employees who would be willing to speak secretly with Politan to provide damaging information about the Company. As a sitting Masimo Director with duties to all Masimo stockholders, Quentin Koffey and Politan secretly engaged AlphaSights to find former Masimo employees willing to speak with Politan in exchange for payment. When AlphaSights questioned the ethics of certain Politan requests, including being pressured by Politan to disregard a standard rule that forbids recruiting employees who have left the Company within the past six months and who may be in possession of material nonpublic information, Quentin Koffey then hired a different agency, Mosaic Research Management, to get the job done. Politan assured Mosaic, “We are on the [B]oard of the company, so we have no rules pertaining to when employees left the company.” Quentin Koffey was in fact on the Board – with duties to all Masimo stockholders – and should never have secretly targeted former Masimo employees seeking information detrimental to the Company and, at an absolute minimum, should have reported to the Board what Politan was doing and what he had discovered.

Acting on behalf of Politan’s interests, AlphaSights and Mosaic identified two former employees with the requested background and connected them with Politan. These two former employees match the description of confidential witnesses in a plaintiff’s securities class action lawsuit against the Company.

●	We have sworn affidavits stating how Quentin Koffey intimidated non-Politan directors: In an effort to resolve the proxy contest, non-Politan directors Bob Chapek and Craig Reynolds proposed multiple settlements to Politan that involved a combination of appointing one of Quentin Koffey’s nominees and working together as a Board to find an additional, mutually agreeable director for the Board. Quentin Koffey accepted none of these offers, stating that they would only “deadlock” the Board and making it clear that he would not settle for anything less than full control. After Bob Chapek’s involvement in a settlement offer to Politan, Quentin Koffey threatened that he would make Bob Chapek, the former CEO and board member of Disney, a “media target” and told him to “think carefully about how strongly” he defends the Company. Quentin Koffey added that continued efforts to resolve the dispute would “arm him with more ammunition to hurt [Bob Chapek’s] professional reputation.”[1] Quentin Koffey also threatened former director Rolf Classon, whom Quentin Koffey told to fall into line with the Special Committee, or he would run a proxy contest, which Rolf Classon would lose, and ruin his reputation.

●	Quentin Koffey has consistently refused to uphold his fiduciary duties: Since joining the Board, Quentin Koffey and Michelle Brennan, another Politan-nominated Director, have refused to approve and sign required filings with the SEC – without basis. While Quentin Koffey had no outstanding questions regarding the Company’s Form 10-K for 2024, he refused to sign the filing as “his lawyers had told him it would not look good if he had criticized the lack of information he received and then signed the Form 10-K”.[2] Michelle Brennan had only requested that the Company make certain changes to its risk factors, but after meeting with the Company to address those concerns, she still refused to sign.[3] These failures to carry out the basic duties of public company directors, inexplicable at the time, are fully explainable in light of Politan’s long-standing plan to commence a second proxy contest for control of the company.

[1]	Declaration of Bob Chapek 12, Masimo Corp. v Politan Cap. Mgmt. LP, et. al., C.D. Cal., No. 8:24-cv-1568
[2]	Declaration of Bob Chapek 11, Masimo Corp. v Politan Cap. Mgmt. LP, et. al., C.D. Cal., No. 8:24-cv-1568

[3]	Declaration of Adam Mikkelson 3, Masimo Corp. v Politan Cap. Mgmt. LP, et. al., C.D. Cal., No. 8:24-cv-1568

●	Despite Masimo’s commitment to separate our consumer business, Quentin Koffey has sabotaged the process, standing in the way of value creation for stockholders. It’s clear Quentin Koffey sees the Board’s attempt to separate Masimo’s consumer business as a threat to his ongoing proxy campaign. Accordingly, he exploited his position as Chair of the Special Committee evaluating a separation and weaponized it to publicly assail the Company.

o	In January and February 2024, Quentin Koffey and Joe Kiani negotiated and mutually agreed upon a term sheet for a potential separation of Masimo’s consumer business – only for Quentin Koffey to propose a revised term sheet in March 2024. This represented an entirely new transaction structure that Joe Kiani and independent non-Politan directors determined would lead to an unviable standalone consumer company.

o	After receiving the March 2024 term sheet, in an attempt to advance the spin-off effort, Joe Kiani gave up two key terms that had been previously offered to him by Quentin Koffey: 1) the control of the spun-off company, and 2) change of control as he would not leave Masimo as its Chairman and CEO. Despite these concessions, Quentin Koffey refused to engage further on the consumer separation terms.

o	As a Special Committee member, Quentin Koffey used the Special Committee’s outside counsel as his personal counsel to further his agenda, seeking personal advice about his duties as a director and insights about Joe Kiani’s employment contract that he then leveraged to make decisions to advance Politan’s position. Quentin Koffey also misrepresented his own views as those of the broader Special Committee when speaking with the Special Committee’s legal and financial advisors. He did all of this without the knowledge of any other Board member, and without sharing any information provided to outside counsel with the rest of the Special Committee – including initial term sheets.

o	When Craig Reynolds and Bob Chapek delivered a further updated proposal in an effort to be constructive and uphold stockholder value, Quentin Koffey never responded to that proposal, indicating he no longer wanted to engage with the process.

o	Most recently, Quentin Koffey demanded that the Board refuse to take any definitive action on a potential joint venture for the consumer business until after the Annual Meeting – presumably to prevent Masimo from delivering a favorable deal for stockholders that might harm Politan’s nominees’ chances of election. In spite of these reckless actions, on August 16, 2024, we publicly reaffirmed our commitment to evaluate the optimal value-maximizing structure of the separation of Masimo’s consumer business.

●	It’s clear to us that Politan was planning to take control of Masimo from day one, despite Politan denying this during last year’s proxy contest. The routine, disruptive actions of Politan’s two current Board members make sense if you consider the fund’s goal was never to participate in a constructive, value-generating engagement, but rather to justify a second proxy fight so it could take control of the Company. If Politan was not planning a second proxy contest for control, Quentin Koffey would have found his onboarding sufficient, just as the non-Politan directors did – including the former CEO and board member of Disney. If Politan was not planning a second proxy contest, Quentin Koffey, a sitting Masimo Director, and Politan would not have secretly hired an investigation firm in an attempt to find damaging information about the Company. If Politan was not planning a second proxy contest for control, Quentin Koffey would have upheld his fiduciary duties by signing the Company’s Form 10-K. If Politan was not planning a second proxy contest for control, Quentin Koffey would not have threatened the reputation of other Masimo Board members. If Politan was not planning a second proxy contest for control, Quentin Koffey would not have sabotaged the process for separating the consumer business, which would have delivered significant value to Masimo stockholders.

Before joining Masimo’s Board in June 2023, Quentin Koffey wrote in a letter to Masimo’s stockholders claiming that he and Michelle Brennan would be “fully committed from day one to working constructively alongside the other directors to further the best interests of the Company.” The facts set forth above make clear to us that from day one of his joining the Board, and indeed from long before, Quentin Koffey has not acted in the best interest of Masimo stockholders and instead acted single-mindedly to gain control of Masimo, undeterred by obligations to provide full and accurate disclosure to Masimo’s stockholders and in dereliction of his fiduciary duties to the Company. All the while setting up Masimo, in order to win his proxy. And, the ultimate question is for whom? Who are the investors behind Politan’s position in Masimo, and why do they want to risk the loss of Masimo’s visionary and innovative founder and the other key members of the Masimo team?

So we ask again: is QUENTIN Koffey the person you want in control of MASIMO and the future of your investment?

***

Quentin Koffey does not possess the ethics or character to serve on any board, let alone Masimo’s, a company that is not only helping improve patient care and reduce cost of care, but is doing so through incredible innovation and candor with customers and regulators. We strongly believe that Quentin Koffey, if he were to win two more seats and take control of the Company’s Board, will destroy Masimo’s innovation engine, credibility, growth and stock price.

Quentin Koffey’s career as an activist is rife with failure. Many of the companies he has invested in – including Masimo and healthcare firms, Centene and Azenta – have not performed as well as their peers since his involvement.

Now that the curtain has been drawn back on Politan’s intentions and character, we want to reiterate Masimo’s key commitments to our stockholders. We have said it all before, but it bears repeating:

●	With in-hospital patient census returning to normal levels and continued increase in market share gains thanks to our innovation and business practices, we have strong momentum and are committed to building on it, as demonstrated by our increased revenue guidance for full-year 2024.

●	No other company has ever succeeded in enjoining Apple from patent infringement. Masimo did so in January, just as we previously did with Nellcor and Medtronic.

●	We are committed to finding the optimal value-maximizing structure to separate our consumer business, delivering strong value and protecting our IP.

●	We will continue to improve our governance. Last year we began the process of declassifying our Board, which will be fully declassified by our 2026 Annual Meeting. We have committed to expanding our Board to 9 to 11 Board members with highly-qualified, additive independent directors. Joe Kiani will not recommend any potential candidates to the Nominating, Compliance and Corporate Governance Committee as part of this process.

We mean what we say and if we fall short of our commitments, we expect you to hold us accountable. Giving Quentin Koffey control of Masimo’s future puts the value of your investment at real risk, not only because of his track record of misleading statements and hidden intentions, but because with his take over, we will lose Joe Kiani, as well as other top executives and potentially hundreds of key employees.

We urge you to vote “FOR” Masimo’s director nominees, Joe Kiani and Christopher Chavez, on the updated GOLD proxy card to protect Masimo’s future and your investment. We are incredibly grateful for your ongoing support, and we will make ourselves available to anyone who would like to discuss this further.

Sincerely,

Craig Reynolds

Bob Chapek

Joe Kiani

For more information on how to protect the value of your investment at Masimo, visit www.ProtectMasimosFuture.com.

Your Vote Is Important, Please Use The Updated GOLD Proxy Card Today!

Simply follow the easy instructions on the enclosed updated GOLD proxy card to vote by internet or by signing, dating, and returning the updated GOLD proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the “VOTE NOW” button in the accompanying email.

If you have previously voted on the GOLD proxy card or voting instruction form for the annual meeting previously scheduled on July 25, 2024, your vote is no longer valid. To enable your votes to be validly counted for the 2024 Annual Meeting, you must resubmit your vote on the updated GOLD proxy card or voting instruction form attached to the revised proxy statement for the 2024 Annual Meeting now scheduled to be held on September 19, 2024.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies,
Innisfree M&A Incorporated
1 (877) 456-3463 (toll-free from the U.S. and Canada)
or
+1 (412) 232-3651 (from other locations)

If you hold your shares in more than one account, you will receive separate notifications. Please be sure to vote ALL your accounts using the updated GOLD proxy card relating to each account.

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees; Masimo’s revenue guidance for full-year 2024 and potential growth; changes to Masimo’s governance, including the composition of Masimo’s Board of Directors and Masimo’s plans to expand the Board with additional independent directors; the proposed separation of Masimo’s consumer business, including any potential joint venture or any other potential separation of Masimo’s consumer business, and the expectation that the proposed separation will maximize stockholder value or be the best path for success. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting on the prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. The Company filed a revised version of the Revised Proxy Statement with the SEC on August 22, 2024, which amended, superseded and replaced in its entirety the Revised Proxy Statement (the “Amended Revised Proxy Statement”). THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE AMENDED REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Amended Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Amended Revised Proxy Statement, which can be found through the SEC’s website at is https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024071554/ea0206756-07.htm, and any changes thereto may be found in any amendments or supplements to the Amended Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

Disclaimer

The Company has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Investor Contact: Eli Kammerman

(949) 297-7077

ekammerman@masimo.com

Media Contact: Evan Lamb

(949) 396-3376

elamb@masimo.com

Additionally, on September 3, 2024, Masimo sent the following to its stockholders in connection with the Annual Meeting, which is also available on its website, www.ProtectMasimosFuture.com.

Forbes

BUSINESS/POLICY

Two Firms Hazardous To Shareholder Health

STEVE FORBES, FORBES STAFF

"WITH ALL THY GETTING, GET UNDERSTANDING."

August 13, 2024

Self-serving foreign proxy advisors are not looking out for shareholders.

Most people, including all too many shareholders, are unaware of two of the most powerful companies in the financial world: Glass Lewis (GL) and Institutional Shareholder Services (ISS), a pair of foreign-based consulting firms. What makes them so formidable is that they advise institutional shareholders–mutual funds, pension funds, university endowments–on how to vote the proxies of the companies whose shares they own. Their recommendations are enormously influential. GL and ISS control 97% of the U.S. proxy-advisory market.

The trouble is that this duopoly pushes a particular social and political agenda on companies and shareholders. Think ESG and big government climate schemes. They cater more to their activist-investor clients than to what's best for shareholders or the companies themselves.

It's time to pull in the reins on proxy advisors and limit this secretive, self-serving duopoly from having so much influence on critical decisions.

It's hard to tell for sure what forms the basis of Glass Lewis' and ISS' recommendations because current rules allow them to operate free from accountability or transparency. They maneuver below the surface when making key proxy-vote recommendations to asset managers.

At the same time, other divisions of GL/ISS sell consulting services to corporations that tell them how to enhance their ESG ratings and win proxy votes. Although there are obvious potential conflict-of-interest issues, nothing can be done because GL/ISS and their activist-investor clients are not required to disclose their relationships.

GL/ISS have a political and social agenda that is often at odds with what's best for shareholders. The duopoly continues to support efforts by progressive investors to impose their personal and political objectives on companies and shareholders. These include scrutinizing labor practices at Starbucks and auditing racial equity at McDonalds. Climate change is also one of their specialties, with both firms recommending that investors vote against directors of companies targeted by the activist-investor alliance "Climate Action 100+".

GL/ISS regularly involve themselves in pivotal management decisions. They are currently on an obsessive mission to replace leading medical device-maker Masimo's CEO, Joe Kiani, and another board member with candidates backed by activist investor Quentin Koffey of Politan. These candidates have no experience in running a med tech company, which makes you question what's really behind this challenge, how any shareholder could support this, and at what cost. ISS supported an opportunistic investor in his battle with Disney CEO Bob Iger, a proxy fight that ended up costing the entertainment company an estimated $60 million.

Whereas Nelson Peltz's Trian Fund Management focused on only 2 seats on a 15-seat Disney board, the Masimo proxy fight concerns 2 seats on a 5-person board, of which Politan already controls 2 other seats. In other words, ISS and Glass Lewis are encouraging shareholders to throw control of an innovative company from its founding leadership to a three-year-old hedge fund with no industry experience.

We have rules that dictate fairness and transparency in public elections. Corporate elections should receive the same treatment. It's simply asinine to continue allowing these firms to conduct their proxy campaigns in the current manner, with little or no public disclosure of their actions and motives. Stockholders deserve to know if the advice they receive is impartial or just part of a third-party activist agenda with ultimate goals that don't match their own.

To prevent proxy-advisory firms like GL/ISS from commandeering the shareholder voting process, Congress could mandate that proxy-advisory recommendations be officially classified as solicitations under securities laws and require the firms to register with the Securities & Exchange Committee, increasing their liability and transparency. Congress could also require proxy-advisory companies to disclose any conflicts of interest involving the different clients they serve and the advice they give. In the case of GL/ISS, antitrust action could be considered.

Regardless, maintaining the status quo is simply not a viable option. The unbridled power now held by GL/ISS poses a threat to the U.S. business community and economy and must be brought under control.

(#S0125695) Reprinted with permission of Forbes Media LLC. Copyright 2024. For more information about reprints and licensing, visit www.parsintl.com.

Also on September 3, 2024, Masimo made updates to its website, www.ProtectMasimosFuture.com, in connection with the Annual Meeting. A copy of the updated website content (other than content previously filed) can be found below.

Homepage Update

Our Director Nominees Section Update

Masimo

Our Director Nominees

Joe Kiani
Founder, Chairman, and CEO

Read More

Christopher Chavez
Independent Director Nominee

Read More

Our Nominees Have Superior Skills and Experience

	Joe Kiani (Masimo Nominee)	Christopher Chavez (Masimo Nominee)	Darlene Solomon (Politan Nominee)	William Jellison (Politan Nominee)
Public Company CEO/CFO	◆	◆		◆
Financial Expertise	◆	◆		◆
Technology and Innovation	◆	◆	◆	
Medical Device Industry and Operations	◆	◆		◆
Consumer				
Mergers and Acquisitions	◆	◆	◆	◆
Environmental, Social and Governance (ESG)	◆

Our Board and Corporate Governance Section Update

Engagement with Politan Section Update

May 23, 2024

Masimo makes a third settlement offer to Politan
Masimo offered to add Mr. Jellison and Company nominee Mr. Chavez to the Board, thereby avoiding concerns of potential deadlock.

May 29, 2024

Politan rejects the third settlement offer

Politan Directors' Relentless Obstruction of the Consumer Business Separation Process

January 30, 2024

Initial Term Sheet Agreed for Separating the Consumer Business
Mr. Kiani and Mr. Koffey meet in New York City and agree in principle to Mr. Koffey's one-page term sheet of the plan to undertake the Consumer Business Separation.

February 1, 2024

Transaction Terms Sent from Politan to Masimo for the Potential Separation
Politan's legal counsel sends Masimo's legal counsel proposed transaction terms for the potential Consumer Business Separation.

February 3, 2024

Masimo Responds with February Term Sheet
Masimo's legal counsel responds with an updated term sheet ("February Term Sheet"), and Mr. Koffey and Mr. Kiani agreed to propose to the Board that the Board form a special committee with the scope and authority including that the special committee would negotiate the related party aspects of the transaction, while all other customary powers and authority with respect to the potential transaction would continue to reside with the Board. Mr. Koffey and Mr. Kiani also agreed that Mr. Koffey would present the February Term Sheet to the Board.

Fact vs Fiction Section Update

Politan Fiction: "Cercacor was the last time Mr. Kiani oversaw a separation" and "Mr. Kiani has done this before, with Cercacor"

MISDIRECTION:

Politan is once again ignoring the fact that Mr. Koffey failed to find any viable options for the Consumer separation and has no plan to generate shareholder value.

FACTS:

The separation of Masimo and Cercacor was completed in 1998, nearly a decade before Masimo went public, and was fully disclosed in the S-1 and subsequent materials. In 1996, Masimo was considering going public and one of its new investors who had visitation rights to Board meetings proposed a separation because he and other investors were not attributing any value to Masimo's noninvasive blood constituent monitoring technology (released several years later as rainbow) as it had not yet produced revenue and required significant R&D investments. Mr. Kiani initially opposed the separation, but in 1998 relented. The separation agreement was fully disclosed and approved by Masimo's shareholders (mostly Venture Capitalists) at the time. Mr. Kiani's ownership share in both companies was the same, as were those of the other shareholders.

POLITAN'S FAILURE:

Nothing about the Cercacor transaction, which was completed more than 20 years ago, had any bearing on Mr. Koffey's inability to deliver the simple objectives of the Special Committee.

Politan Fiction: "No information on R&D, COGS, or SG&A beyond public disclosures" which Politan claims justifies the Politan directors' refusal to sign the Masimo's Form 10-K and approve earnings releases

MISDIRECTION:

Politan is simply fabricating excuses to mask their failures on the Board.

FACTS:

Politan's false claims regarding the directors' access to information were addressed in Masimo's previous press releases dated April 1 and June 20, 2024. As explained in those releases, in addition to the thousands of pages of documents management delivered during onboarding, Masimo's CFO Micah Young provided a detailed presentation to the full Board on October 31, 2023. He presented the management plan for 2024 and a long-range plan through 2033. He included a breakdown of each business (professional healthcare, consumer health and consumer audio), including revenue by major product line, cost of goods sold, gross profit, R&D expenses, SG&A expenses, operating income, adjusted EBITDA, working capital and capital expenditures for each business. He followed up by emailing this detailed information—which goes well beyond what is disclosed publicly—to Mr. Koffey. The email and attachment that Mr. Young sent to Mr. Koffey dated October 31, 2023, is available here: https://stg-massimop-staging.kinsta.cloud/plan-email/ (the data in the spreadsheet is confidential and has been removed).

POLITAN'S FAILURE:

Despite having requested an exorbitant number of documents, and having received those documents, the Politan directors were still unable to fulfill even the most basic director duties like signing the Form 10-K and approving quarterly reports. Indeed, it appears to us that Mr. Koffey was only issuing these document requests in furtherance of Politan's proxy contest to take control of Masimo.

Politan Fiction: "Corporate Jet Travel Appears Overwhelmingly for Personal Use, Even During Periods of Crisis for Company"

MISDIRECTION:

Politan is diverting attention from the fact that it doesn't understand the business or the industry in which we operate.

FACTS:

Mr. Kiani's corporate jet travel is overwhelmingly for business use, and Mr. Kiani pays for his personal use.

Politan wrongly characterizes a number of business trips as vacations. For example, Mr. Kiani's trip to Anguilla was for Masimo's CEO Summit, which is an award trip held annually for the top performing Masimo sales representatives. In July 2023, Mr. Kiani met with several customers in Spain, including a senior representative of the Andalusian Health Service to discuss Masimo technologies, including the telemonitoring technologies that we recently received significant orders for in Spain.

Mr. Kiani offered to buy the aircraft at the outset, but Masimo's advisors determined it would be preferable for Masimo for the company to own it. Mr. Kiani has told the Board he is still willing to buy the aircraft at fair market value if the Board prefers.

POLITAN'S FAILURE:

In 12 months on the Board, including numerous executive sessions and audit committee meetings without Mr. Kiani present, Mr. Koffey never once raised Mr. Kiani's use of the corporate jet as an issue, when it could be evaluated by the other independent directors. It appears to us he is only raising it now to support Politan's efforts to take control of Masimo and distract from their failure to have a plan or viable CEO candidate.

Politan Assertion: "CEO has lowest employee approval rating of any peer, evidencing beleaguered employee culture"

MISDIRECTION:

Politan is shifting the focus from their unqualified CEO replacement, Michelle Brennan.

FACTS:

Mr. Kiani has strong support among current employees. Masimo was certified as a Great Place to Work for 2020-2021 and 2021-2022 and was one of Fortune's Best Workplaces in Manufacturing and Production for 2021, both of which are based on employee surveys including questions about the CEO and senior management. More than 300 Masimo engineers and sales leaders have publicly expressed their support for Mr. Kiani.[1]

POLITAN'S FAILURE:

Politan's stop-gap measure, appointing Ms. Brennan, is farcical: she has no CEO experience, no ability to oversee a large complex company, and failed to deliver any options for the Consumer separation while on the Special Committee.

[1] https://stg-massimop-staging.kinsta.cloud/materials-faqs/

Politan Assertion: The Board was not timely notified of the DOJ and SEC subpoenas

MISDIRECTION:

Politan is attempting to turn the focus away from their inexperience in the Boardroom.

FACTS:

Masimo received the first DOJ subpoena relating to its Rad-G and Rad-97 devices on February 21, 2024. Management forwarded the subpoena to the Board the same day. The second DOJ subpoena also related to the Rad-G and Rad-97 devices and both subpoenas were discussed with the Board at the next regularly scheduled Board meeting. The allegations at issue in the SEC subpoena were raised with and had already been investigated by the Audit Committee, Internal Audit, and external auditors in 2023.

POLITAN'S FAILURE:

Despite having been provided an exorbitant amount of information both by at request and in the Board's proper functioning, Mr. Koffey continues to fail in even his most basic duties as a director: to engage with the other independent directors in good faith for the benefit of Masimo's stockholders.

Masimo Foundation invested in Mr. Chavez's Company

MISDIRECTION:

Politan is trying to shift attention away from Mr. Chavez's strong qualifications.

FACTS:

Mr. Chavez does not benefit from – and was indeed until recently was unaware of – the Foundation's investment. Mr. Chavez was CEO of Trivascular, which was acquired by Endologix in February 2016. As part of the merger agreement, Mr. Chavez was appointed to the board of directors of Endologix but only served on the board for two years. Endologix was a public company and Masimo Foundation purchased Endologix stock in the open market. Endologix had its headquarters near Masimo and Mr. Kiani had been introduced to the company years before Mr. Chavez joined its board. Many investment fund bus trips visited both companies and Endologix was often discussed as a growing device company, bringing it to the attention of Masimo Foundation. Mr. Chavez was not aware that Masimo Foundation had bought Endologix stock until Politan filed its presentation on June 26, 2024.

POLITAN'S FAILURE:

Politan appears to be uninterested in meaningful director independence. Its opposition to Mr. Chavez, like its selection criteria for its own nominees, appears to be rooted in Politan's lack of any understanding of what Masimo does, how the medical device industry operates, and where the future lies. In our view, Politan equates independence with loyalty to Politan.

Politan Claim: "On February 26, 2024, the Board met to discuss and finalize the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the "2023 Annual Report"). The Company's management team discussed a draft of the 2023 Annual Report with the Board, but following such discussion, a majority of the independent directors of the Board were unwilling to sign the 2023 Annual Report until additional information that Board members had repeatedly requested was provided."

FACTS:

At the Board meeting on February 26, 2024, all of the independent directors other than Mr. Koffey and Ms. Brennan were initially prepared to sign the Form 10-K (Mr. Chapek, Mr. Classon, Mr. Mikkelson and Mr. Reynolds). When Mr. Koffey and Ms. Brennan made clear they would not sign the Form 10-K, Mr. Classon said he would defer his approval in the hope that the Politan directors would also agree to sign the Form 10-K. Masimo management met with Mr. Koffey for two and a half hours on Saturday, February 24, 2024, and spent many hours the following Sunday and Monday gathering additional information and preparing presentations for the Politan directors. The Politan directors asked questions during the presentations on February 27, 2024, which management answered, and they did not indicate they had any additional questions that remained unanswered. Despite these efforts, the Politan directors ultimately refused to sign the 10-K. All non-Politan members of the Board, including Mr. Classon, approved and signed the Form 10-K.

Politan Claim: "In late 2023, the 2023 Newly-Elected Directors began asking to see a draft budget for FY 2024 so that the Board could review and comment prior to being asked for their approval. They were informed that no budget approval was required. The only budget information the 2023 Newly-Elected Directors were ever subsequently given was the same financial guidance provided publicly to the market. No draft or final budget was ever provided to the Board. The Board never approved a budget or even had the opportunity to provide input."

FACTS:

On October 31, 2023, Mr. Young presented to the Board, including Mr. Koffey and Ms. Brennan, details of Masimo's financial plans and projections for 2024 through 2034. The financial information included revenue by major product category, cost of goods sold, gross profit, research and development expenses, selling, general and administrative expenses, adjusted EBIT margin, adjusted EBITDA capital expenditures and working capital requirements for the professional healthcare, consumer health and consumer audio businesses. Mr. Young also presented short-term and long-term plans for cost reduction initiatives and margin expansion. In addition, following the presentation, Mr. Young provided Mr. Koffey with the underlying Excel data used to support the presentation. The Politan directors did not ask any additional questions.

On February 13, 2024, Mr. Young presented to the Board, including Mr. Koffey and Ms. Brennan, final 2024 financial plan targets, including revenue, operating profit and margin, and EPS targets for the year. Thereafter, Bilal Muhsin, COO for Healthcare, and Blair Tripodi, COO for Consumer, presented detailed operating plans and major initiatives for their respective businesses. Mr. Koffey and Ms. Brennan complimented the presentations. Financial guidance for 2024 was approved by the Board, and short- and long-term financial targets for executive compensation were approved by the Compensation Committee.

Politan Claim: "On January 30, 2024, Mr. Koffey met with Mr. Kiani to further explore the proposed separation of the consumer business subject to the conditions Mr. Kiani had earlier raised and a commitment from Politan to forego nominating any director candidates during separation discussions. Mr. Koffey stated that as a single director on the Board, he was not in a position to negotiate or agree to Mr. Kiani's requests and suggested that it would be advisable for the whole Board to consider forming a special committee to negotiate the separation given the related party issues."

FACTS:

At their meeting on January 30, 2024, Mr. Koffey presented Mr. Kiani with a list of proposed terms for the separation. An actual image of the document Mr. Koffey provided to Mr. Kiani can be found at https://stg-massimop-staging.kinsta.cloud/term-sheet/ . Mr. Koffey led Mr. Kiani to believe that he was in agreement with the list of typewritten terms presented by Mr. Koffey, as well as the additional handwritten terms proposed by Mr. Kiani. They agreed that additional work needed to be done and that a Special Committee should be set up to address any conflicts of interest. [5]

Politan Claim: "Mr. Kiani's demands at this stage included: that the Company's corporate headquarters and corporate jet be included in the spun off assets; that the Company contribute up to $150 million in cash plus working capital to the new consumer entity; that the new entity have a class of 20:1 supermajority voting stock that would confer majority voting control to Mr. Kiani, granted to him without additional consideration."

FACTS:

As discussed above, Mr. Koffey led Mr. Kiani to believe that he was in agreement with the above proposed terms. It was Mr. Koffey, not Mr. Kiani, who first proposed that the new entity have a class of supermajority voting stock for Mr. Kiani. Mr. Koffey and Mr. Kiani agreed that the Special Committee should determine what the cost of the supermajority stock should be to Mr. Kiani. [6]

Politan Claim: "On March 11, 2024 the Special Committee unanimously agreed to send a revised term sheet that rejected the terms that Mr. Kiani had proposed and instead reflected the Special Committee's independent position on the separation transaction to Mr. Kiani."

FACTS:

This is the first time Politan has admitted that the "revised term sheet" sent by the Special Committee's counsel "rejected" the terms that Mr. Koffey and Mr. Kiani had discussed and agreed on. Before the "revised term sheet" was sent to Mr. Kiani, Mr. Reynolds and Mr. Classon raised concerns that it seemed different from what Mr. Koffey had described at the February 13, 2024 Board meeting. Mr. Koffey assured the other members of the Special Committee that the "revised term sheet," which Mr. Koffey had drafted with the Special Committee's advisors, was consistent with the terms that he and Mr. Kiani had agreed. Mr. Koffey never showed the term sheet to which he and Mr. Kiani had agreed to the other members of the Special Committee. [7]

Politan Claim: "…denied access to management…"

REALITY:

Mr. Koffey has had numerous discussions with Masimo's CEO and CFO both inside and outside of Board meetings and has met with nearly every member of senior management. A list of the members of senior management Mr. Koffey has had discussions with is attached as Exhibit B. In addition, as part of their on-boarding, Mr. Koffey and Ms. Brennan spent a day at Masimo with Mr. Kiani and others where they discussed the Company's history, technology, and vision for the future. They received an extensive tour of the Company's Discovery Lab and Home Health Lab.

Politan Claim: "…the Board has been provided zero details [on the proposed separation]…"

REALITY:

The full Board has been engaged in discussions regarding a potential separation of the consumer business since Mr. Kiani originally proposed it in January following a stockholder tour—a review that Politan is now trying to take credit for. Despite being on the Board since June 2023, Mr. Koffey did not propose a separation of the consumer business until Mr. Kiani discussed it with him in January. Further, Mr. Koffey was appointed as Chair of a Special Committee formed to explore certain issues of the separation. He has discussed the structure of the separation with Board members and advisors to the Board on numerous occasions and provided input.

Politan Claim: "…no independent director knows basic facts such as what COGS, SG&A or R&D dollars are actually spent on."

REALITY:

Mr. Koffey is a member of the Audit Committee with full access to the CFO, CAO and internal and external auditors, which allows him to review the detailed financials and ask questions regarding spending. Further, all Board members have been provided detailed financial and operational information related to Masimo's consumer and healthcare businesses. Mr. Koffey has been provided with a significant amount of information relevant to these topics and has had numerous discussions with Masimo's management team and the Board's advisors on these subjects. For Mr. Koffey to admit to not knowing basic facts about the Company is concerning.

Politan Claim: "There is no budget approval process by the Board, thereby allowing the Chairman & CEO to spend however much he wants on whatever he wants without Board review, authorization or even knowledge."

REALITY:

The Board reviews and discusses the Company's annual operating plan and guidance, and the Compensation Committee approves financial targets in connection with executive compensation.

How to Vote Section Update

Press Releases & Filings Section Update

Press Releases

Masimo Has the Right Leadership and Strategy to Drive Long-Term Value Creation

Masimo is Executing a Successful Strategy to Deliver Long-Term, Sustainable Growth

Masimo Reports Second Quarter 2024 Financial Results

Masimo Files Complaint Seeking Injunction Requiring Politan to Correct Material Misstatements

Masimo Responds to Politan's Continuing Misrepresentations

Masimo Exposes Politan's Governance Hypocrisy

Masimo Announces Preliminary Second Quarter 2024 Revenue and Select Financial Results

Masimo Provides Facts, Exposes False Narratives in Response to Latest Politan Fictions

Masimo Nominee Christopher Chavez Would Bring Fierce Independence, Exemplary Medtech CEO Experience to Masimo Board

Masimo Files Investor Presentation Highlighting Innovation-Driven Value, Strategic Initiatives to Deliver Robust Growth and Margin Expansion and Risks of Ceding Control to Politan

Masimo Provides Facts in Response to Politan's False Narrative

Masimo Board of Directors Files Definitive Proxy and Issues Letter to Stockholders

Masimo Announces Nomination of Independent Candidate to the Board of Directors

Masimo Reports First Quarter 2024 Financial Results

Masimo Responds to Politan Capital's Nomination of Director Candidates and Refutes Politan's False Claims

Masimo Corporation Board of Directors Authorizes Management to Evaluate the Separation of Consumer Business

SEC Filings

8-K Announcing Postponement of Annual Meeting 7.16.24

Letter from Joe Kiani to Masimo Stockholders – 7.23.24

Q2 2024 Earnings Results Filing – 8.6.24

Revised Definitive Proxy – 8.15.24

8-K Announcing Update on Potential Separation of Consumer Business – 8.16.24

Second Revised Definitive Proxy – 8.22.24

Media Section Update

Videos

Clinician Testimonial – Dr. Mitchell Goldstein Video Transcript

My name is Mitchell Reed Goldstein. I’m a physician, a professor of pediatrics at Loma Linda University Children’s Hospital. I first became concerned about things regarding pulse oximetry, back when I was in my training as a fellow in neonatology at the University of California, Irvine. It was at that point that we noticed that a large number of our babies were literally going blind because of an excess of oxygen. I mentioned this to somebody I was doing a project with. He mentioned to me that he had somebody who he thought I might want to meet, and that person turned out to be Joe Kiani.

In the past, when I talked to people who were part of the industry, I spoke to the sales representatives. I perhaps spoke to somebody in the back room who in some way was involved in a project. But Joe was different. Joe was someone who was able to drive change. He was someone who heard me and took me seriously in terms of what my needs were. He understood that my needs, in terms of what he potentially could offer in terms of improving these oxygen monitors, could make a substantial difference in the lives of these babies. If Joe Kiani had not been there, these other oximetry companies would have been content not to advance the state of the art, and we would still be seeing so many babies going blind from the ravages of retinopathy prematurity.

Over the years, my conversations with Joe and his understanding of what my needs are have led to various developments of really exciting technologies. It becomes about other measures that can be obtained from various technologies that Joe Kiani has developed and has really taken to the next step. And again, I think that this is something that goes to the fact that this is somebody who understands the technology. This is somebody who understands its potential and understands how to differentiate that potential from something else that is already on the market, to create new opportunities, to create new innovation.

Joe Kiani embodies what Masimo is all about. And what that is, is innovation. I think too quickly, we forget in our daily lives that there are certain things that are so important for their uniqueness. Yes, there are other pulse oximeters. Yes, there are other monitors. But do they work like Masimo devices do? Are they enabled with the latest technology? Is there forever a drive to achieve something better for the patient and not necessarily just for the bottom line? And I think that that really defines where Masimo is.

Clinician Testimonial – Dr. Peter Pronovost Video Transcript

I’m Peter Pronovost and I serve as the University Hospitals Chief Quality and Clinical Transformation Officer. We’ve worked a ton with Masimo, but let me share you one story that just is emblematic.

When Covid struck, we were short of beds, but we knew people have beds in their home. So we called Joe and said, hey, did you ever get FDA approval for that pulse ox device that could sync with people’s cell phones? Joe said it’s under FDA review, but we don’t have it yet. The next day, we did a call with FDA asking for approval. We received it four days later after working daily to figure out the kinks. We launched our first patient. 30 days later, we launched a global webinar with WHO with 80 countries and about 800 health systems. We now have thousands of patients and have showed that hospital length of stay is reduced by 87% with this, mortality 77%, and costs are down by $11,000 per patient. That’s ideas with impact and that’s Masimo.

Joe Kiani has been passionate about patient safety when together we founded the patient safety movement. He also is a great engineer and rolls up his sleeves to solve problems. When we were looking to solve the Covid problem and several others, we would hold daily or twice a week scrubs where my team would be with his team. We’d surface issues, we solve them, and we very quickly matured a product to help save lives.

Joe and I are aligned on our deep belief that the secret of great care is love, and we need to leverage that power of love within and between people. You radically improve health and health care. You learn faster, better, cheaper, and innovation and joy flourishes. That belief not only permeates Joe and permeates Masimo, it permeates our organization, and that’s why we love working with him.

Clinician Testimonial – Dr. David Mayer Video Transcript

My name is Dave Mayer. I am a cardiac anesthesiologist and have also held numerous positions in the patient safety arena, including Chief Quality and Safety Officer for MedStar Health. I’ve had the great pleasure of working with Masimo for many years, and I will say that, you know, Masimo’s products and Joe’s vision and leadership are the best in the business. I’ll give you a great example of that. When we’re on bypass in the cardiac surgery rooms, and we have to come off bypass. And I’ve worked with so many different types of oximeters and Masimo’s is the only one I can reliably trust.

Thanks to Joe’s passion and commitment to high quality products that allows me to monitor the patient’s well-being in the first 10 to 15 minutes coming off bypass. And the same thing happens when we do our young infants and children, in cardiac surgery. Masimo’s technology allows us to monitor them serve them much closely and much more effectively, and avoids all the interruptions and transmissions of oximetric numbers that we used to have with the competitor’s models.

Joe is the leadership and vision, especially around the arena of safety for patients as well as health care providers. Really was a role model for me through my career as I developed into an international leader in patient safety and in my talks around the world, I’d always quote Joe about how we needed to go for zero preventable harm. And I like to say that if health care had 50 CEOs like Joe Kiani, his passion, his commitment, his innovation around saving lives across the world, health care would be in a much better place, not only for patients, but for caregivers.

I have a few heroes in my life, and Joe has and will always be one of them.

Clinician Testimonial – Dr. Kimberly Bennion Video Transcript

My name is Kim Bennion, and I’m the enterprise director of research for Respiratory Care. I’ve been with Intermountain for 47 years and worked with Masimo products for almost that long, and we very early on recognized the value and the accuracy and the uniqueness of pulse oximetry that Masimo offers. And under the direction of Joe Kiani, he really listens to what we need on the development side. Those of us who are the frontline clinicians and the executives who are purchasing equipment. He listens to what we need and does product development like no other.

I became involved in two research projects as a result of three patients dying postoperatively, because of opioids. So we’ve all heard about opioid induced respiratory depression. And I’m not talking about just, those who are addicted to opioids, but those who are taking it as prescribed. At Uintah Basin Medical Center, the two studies were triggered by the deaths of three young folks who had had two simple tonsillectomies with no complications. Taking the opioids as prescribed. We knew that we had to do something. I reached out immediately to my Masimo rep, Tom Mitchell, and, found out that we could use the Masimo, Rad-8 at that time, which, would give us the heart rate and oxygen saturation.

The very first patient that we monitored was 16 years old, and she had a full arrest at home taking the opioids as prescribed by her physician. She required at her home full resuscitation four doses of naloxone, the reversal agent for opioids, and a four hour drip before she was really coherent and could maintain respirations on her own. That story led me to meet the mother of the 22 year old boy who had died. And at the invitation of Masimo, we were flown to California to meet in their corporate offices. I had no idea that we would be meeting with Joe Kiani personally. And I discovered at that very moment what a different leader he was.

He’s a servant leader to the core. He sat and listened both to the mother describe what had happened, expressed his condolences and concern, and then turned to me as a clinician and said, what can I do to get this in your hands so that you can help patients? He sat there literally for two hours while we talked both to the mother of this young man who had passed away, and on new device technology.

Listen, I’ve worked for over 47 years. Probably I could even and safely say thousands of different vendors and I have never, never had anybody as accessible to me, accessible to my thoughts, and listen as well as Joe Kiani did and does. And I will tell you right now that without Joe Kiani at the at the helm, I’m just not sure that Masimo will be Masimo. Joe Kiani sets that tone as an innovator and as a successful leader and as a mentor for me, as a servant leader. We need Joe. Masimo needs Joe. Patients need Joe Kiani.

Letter from Robin Betts, Vice President Safety, Quality and Regulatory Services, Kaiser Foundation Health Plans and Hospitals, Northern California (July 26, 2024)

Robin Betts, RN, CPHQ

Vice President Safety, Quality and Regulatory Services

Kaiser Foundation Health Plans and Hospitals Northern California

1950 Franklin St.

Oakland, CA 94612

Phone: 510-206-6952

7/26/2024

Dear Tom McClenahan,

As the executive responsible for the quality and safety of more than 4.5 million Kaiser Permanente members in northern California, we have benefitted from the vision, advocacy and innovation of the visionary founder of Masimo Corporation and the Patient Safety Movement Foundation, Joe Kiani. His unwavering dedication to improving patient safety and his remarkable achievements in the field of healthcare technology make him a standout leader and advocate.

As the founder of Masimo Corporation, Joe Kiani demonstrates extraordinary vision by pioneering innovative medical technologies that transform patient care. His commitment to advancing noninvasive monitoring technologies has not only set new industry standards but also significantly improved patient outcomes globally. Under his leadership, Masimo has introduced groundbreaking products such as the pulse oximetry in motion, ensuring early detection of critical conditions, and saving countless lives.

In addition to his entrepreneurial success, Joe Kiani has shown an exceptional commitment to patient safety through the establishment of the Patient Safety Movement Foundation. Kaiser Permanente Northern California has been a committed partner the last six years. His advocacy for zero preventable deaths inspired a global movement, uniting healthcare professionals, policymakers, and industry leaders in a collective effort to prioritize patient safety. Through his foundation, Joe has successfully organized annual Patient Safety, Science & Technology Summits, bringing together experts to share knowledge, discuss best practices, and drive actionable solutions to eliminate preventable medical errors. Our organization had the opportunity to contribute to these solutions as well as validate the practices within our own practice bundles, assuring we optimize care to reduce harm.

Joe Kiani’s relentless focus on patient safety is evident in his numerous initiatives, including the creation of the Patient Safety Movement’s Open Data Pledge, which encourages medical technology companies to share data for the common good. This collaborative approach has fostered a culture of transparency and accountability within the healthcare industry, leading to significant advancements in public policy and patient safety practices.

Beyond his professional achievements, his passion for patient safety is deeply personal, stemming from his own experiences and a profound commitment to ensuring that no family should suffer the loss of a loved one due to preventable medical errors. His ability to inspire and mobilize others towards this noble cause is truly commendable.

In conclusion, Joe Kiani embodies the qualities of a visionary leader, a tireless advocate, and a dedicated champion for patient safety. His contributions to healthcare continue to have a profound and lasting impact on Kaiser Permanente and globally. We value his leadership and continued efforts to make the world a safer place for patients everywhere.

Sincerely,

/s/ Robin Betts

Robin Betts, RN, CPHQ

Vice President Safety, Quality and Regulatory Services

Kaiser Foundation Health Plans and Hospitals,
Northern California

Masimo’s Actions Infographic

Politan’s Actions Infographic

Timeline Infographic

Politan's Timeline of Obfuscation and Lies

DON'T LET POLITAN TAKE CONTROL OF YOUR COMPANY - THEY'RE NOT QUALIFIED TO LEAD IT AND THEY'RE NOT PAYING YOU FOR IT.

SPRING-SUMMER 2022

- Politan raises a nearly $440M special purpose fund to acquire shares in Masimo, without revealing its investors as legally required
- Politan begins buying swaps and derivatives in Masimo stock, acquiring a nearly 9% stake

FALL 2022

Quentin Koffey says he will "wage war" against Masimo

Politan files a 13D revealing that it has amassed a **$750M** ownership stake in Masimo

SPRING 2023 / SUMMER 2023

- Quentin Koffey and Michelle Brennan join Masimo's Board
- Politan secretly contacts AlphaSights, then later, Mosaic Research Management, to source additional information from former Masimo employees
- While Quentin Koffey sits on Masimo's Board, Politan pays to speak with recently separated Masimo employees, in violation of industry rules
- Plaintiffs in a securities class action lawsuit against Masimo add allegations from new confidential witnesses that match the descriptions of two of these former employees

WINTER 2024

Despite having no outstanding questions, Quentin Koffey and Michelle Brennan refuse to sign Masimo's 10-K

SPRING 2024

- The Special Committee's legal counsel, selected by Quentin Koffey, sends Joe Kiani new terms, substantially different from the originally proposed separation
- Politan announces its nominees to the Board, causing Masimo's stock to drop 9%
- Quentin Koffey tells Bob Chapek that he will make him a "media target" if Bob Chapek strongly defended Masimo in the proxy contest
- Quentin Koffey demands the Board block the Company from completing any separation of the consumer business before the Annual Meeting
- Politan rejects settlement offer from Masimo

SUMMER 2024

- After sabotaging earlier efforts, Quentin Koffey demanded that the Board refuse to take any definitive action on a potential separation until after the Annual Meeting
- Politan rejects Masimo's second and third settlement offers, making clear they would not accept less than full control of the Board

SPRING-SUMMER 2022	FALL 2022	SPRING 2023	SUMMER 2023	WINTER 2024	SPRING 2024	SUMMER 2024

SPRING-SUMMER 2022

- Masimo announces the acquisition of Sound United
- Masimo receives FDA clearance of pediatric indication for SedLine®
- Masimo O3® receives FDA clearance for somatic sites

FALL 2022

SPRING 2023

- Masimo secures a **landmark legal victory against Apple** for infringing on its Pulse Oximeter patent
- Masimo's earnings beat analyst estimates for 25 consecutive quarters
- Masimo receives FDA clearance for its Rad-G® with temperature monitor

Masimo announces plan to **declassify** and **expand** the Board

SUMMER 2023

- Masimo receives FDA clearance for Radius VSM™

- Masimo's management and advisors begin proactively providing Quentin Koffey and Michelle Brennan with information to onboard them

WINTER 2024

- Masimo appoints **Rolf Classon** to Board of Directors
- Joe Kiani and Quentin Koffey agree to a term sheet for a potential separation of Masimo's consumer business, in response to shareholder feedback

- Masimo appoints **Bob Chapek** to Board of Directors
- Federal Circuit reaffirms the ITC's import ban on Apple watches that infringe on Masimo's IP
- Masimo's Board forms a Special Committee to evaluate a potential separation of Masimo's consumer business, with Quentin Koffey as Chair
- Masimo announces the first FDA-cleared OTC fingertip Pulse Oximeter

SPRING 2024

- A prospective JV partner indicates interest in potentially acquiring a majority of Masimo's consumer business
- Masimo's Board authorizes management to evaluate the potential separation of Masimo's consumer business
- Joe Kiani requests that the Board meet to discuss the potential JV opportunity
- Masimo makes three separate settlement offers to Politan
- Masimo nominates **Christopher Chavez** to stand for election at 2024 AGM as independent director

SUMMER 2024

- Masimo files complaint seeking injunction requiring Politan to correct material misstatements and reschedules Annual Meeting
- **Masimo affirms commitment to actively evaluating the optimal structure for a potential separation of its consumer business,** assisted by its outside financial advisor, Morgan Stanley

Delivered strong 2Q24 performance of **22%** growth in y-o-y healthcare revenue and materially raised full-year EPS guidance

Masimo's Timeline of Value Creation and Commitment

WE COMMIT TO BUILDING ON THIS MOMENTUM AND LISTENING. HOLD US ACCOUNTABLE BUT DON'T RISK LOSING SIGNIFICANT TALENT BY HANDING THE KEYS TO POLITAN

Forward-Looking Statements

This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees and Masimo’s litigation against Politan Capital Management LP (“Politan”) and its affiliates (the “Litigation”). These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding the Litigation, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting or to the Litigation and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting on the prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. The Company filed a revised version of the Revised Proxy Statement with the SEC on August 22, 2024, which amended, superseded and replaced in its entirety the Revised Proxy Statement (the “Amended Revised Proxy Statement”). THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE AMENDED REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Amended Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Amended Revised Proxy Statement, which can be found through the SEC’s website at is https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024071554/ea0206756-07.htm, and any changes thereto may be found in any amendments or supplements to the Amended Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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